UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2008

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Company's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                      Bankruptcy or Receivership

Item 5.01                      Changes in Control of Registrant

Item 5.03                      Amendments to Articles of Incorporation or Bylaws

Item 8.01                      Other Events

As has been previously disclosed, on March 21, 2007, Hancock Fabrics, Inc. (the "Company") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Court") (Case No. 07-10353). The reorganization case is being administered under the caption "In re Hancock Fabrics, Inc., Case No. 07-10353."  The Company on August 1, 2008, filed with the Court a Notice of Effectiveness of its Plan of Reorganization in order to emerge from bankruptcy.

The Company’s emergence from bankruptcy has been facilitated by the consummation of the financing arrangements between the Company and General Electric Capital Corporation ($100 million) (see the Company’s Current Report on form 8-K filed April 9 2008) and certain of the Company’s shareholders ($20 million) (see the Company’s Current Report on form 8-K filed May 30 2008) and, which were closed on August 1, 2008.

As has been previously disclosed (see Current Report on form 8-K filed August 31, 2008), the order of the Court enabling the Company to emerge from the reorganization case described above authorizes the amendment of the Certificate of Incorporation and the By-Laws of the Company, and those amendments became effective on August 1, 2008.

Pursuant to the Company’s Plan of Reorganization, by agreement of the Equity Committee in the Court proceedings, effective August 1, 2008, the Board of Directors of the Company is composed of the following individuals:

Carl E. Berg:  Since 1997, Mr. Berg has been the Chairman of the Board and Chief Executive Officer of Mission West Properties, Inc. (MSW – NASDAQ).  Mr. Berg has been actively engaged in the ownership, development and management of R&D/office real estate for over 35 years. Mr Berg is also CEO of West Coast Venture Capital, a venture company with investments in over 75 companies primarily in technology, biotech, networking and chip technology.  He currently serves as a member of the board of directors of the following public companies:  Mission West Properties, Inc., Valence Technology, Inc., a developer of advanced rechargeable battery technology, FOCUS Enhancements, Inc., a developer of video scan conversion products and MoSys, Inc. a supplier of embedded memory for systems on a chip and numerous private technology companies.  Mr. Berg holds a B.A. in business from the University of New Mexico.

Jane F. Aggers:  President, CEO and Director, Hancock Fabrics, Inc., since 2005.

Sam Pina Cortez:  Mr. Cortez has been a principal of KCL Development LLC since 2003, where he provides corporate finance advisory services, including assisting clients with developing and implementing strategy, raising capital, providing feasibility analysis, and executing mergers and acquisitions.  Mr. Cortez is a member of the Board of Directors and Chairman of the audit committee of World Waste Technologies, Inc. (Nasdaq: WDWT.OB).  Recent clients have included companies in the LED lighting industry, the municipal solid waste industry, the aquaculture industry, the waterway dredging industry, and the pre-school education industry.  Prior to KCL Development, Mr. Cortez spent over 12 years in investment banking, focused primarily on the industrial sector, with over $10 billion in capital raised and over $20 billion in mergers & acquisitions assignments completed.  From 2000 to 2003, Mr. Cortez was a Senior Vice President of Investment Banking at Lehman Brothers, and prior to that he was with Donaldson, Lufkin & Jenrette, Alex Brown & Sons, and Morgan Stanley International.  Mr. Cortez received an MBA from the Harvard Graduate School of Business Administration and a BS in Chemical Engineering from the University of California, Berkeley.

Steven D. Scheiwe:  Mr. Scheiwe is currently the President of Ontrac Advisors, Inc., where he provides analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues. Previously, Mr. Scheiwe was the Chief Executive Officer of Teletrac, Inc., after serving as General Counsel & Secretary. Mr. Scheiwe was also General Counsel & Secretary of Premiere Page, Inc. Mr. Scheiwe currently serves on the boards of Movie Gallery, Zemex Minerals Holdings, Inc., FiberTower Corporation, Footstar, Inc., American Restaurant Group, Inc. and Friedman’s, Inc. Mr. Scheiwe received a Bachelors degree from the University of Colorado and a J.D. from the Washburn University School of Law.

Harry D. Schulman:  Mr. Schulman joined Baird Capital Partners as an Operating Partner with more than 30 years experience in consumer products, including 20 years of Asian sourcing and manufacturing experience. Mr. Schulman was previously President and CEO of Applica, a then publicly traded company that markets and distributes a wide range of small appliances for use in and outside the home. Applica markets products under licensed brand names such as Black & Decker®, company-owned brand names such as LittermaidTM, a product targeting the pet industry, Belson Professional®, leading personal care products, and private label brand names. Upon becoming Chairman and CEO, Mr. Schulman increased shareholder value by over 100% within 2 years, and eventually executed an industry consolidation strategy which resulted in the sale of the company to a major private equity firm at 18 times EBITDA. Mr. Schulman brings extensive operations, consumer product and Asian manufacturing experience to the Baird portfolio. Mr. Schulman received his bachelor's degree in Business Administration from University of Dayton and earned his MBA from the University of Miami.

The Company has been informed that there is no agreement or understanding among the members of the Equity Committee with respect to future election of directors or other matters.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Notice of Effectiveness filed with the United States Bankruptcy Court for the District of Delaware
99.2	Press Release dated August 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:  /s/ Robert W. Driskell
Name:  Robert W. Driskell
Title:    Senior Vice President and Chief
 Financial Officer (Principal Financial
 and Accounting Officer)

Date: August 1, 2008

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Notice of Effectiveness filed with the United States Bankruptcy Court for the District of Delaware
99.2	Press Release dated August 1, 2008